Exhibit 99.1

The TJX Companies, Inc. Reports Strong Third Quarter Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 15, 2011--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 29, 2011.

Net sales for the third quarter of Fiscal 2012 increased 5% to $5.8 billion and consolidated comparable store sales increased 3%. Net income for the third quarter was $406 million and diluted earnings per share were $1.06, up 15% over $.92 per share last year.

For the first nine months of Fiscal 2012, net sales were $16.5 billion, a 6% increase over last year, and consolidated comparable store sales increased 3% over the prior year. Net income was $1.0 billion, and diluted earnings per share were $2.63 compared to $2.46 in the same period last year. A number of items (detailed under “Items Impacting Comparability” below) impacted the comparability of earnings per share for both periods. Excluding these items, adjusted diluted earnings per share for the first nine months of Fiscal 2012 were $2.74, a 12% increase over the adjusted $2.45 in the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are pleased with our strong overall third quarter performance as our 15% increase in earnings per share was in line with our expectations and achieved on top of a 14% increase last year and 40% growth in the year before that. We achieved these strong results despite unseasonably warm weather during the quarter in many key regions of the U.S. and Canada, which hindered demand for fall apparel. We are also encouraged by the progress we are making at TJX Europe. Further, it's important to note that sales in the U.S. picked up when the weather turned cooler and we ended the quarter strongly.”

Meyrowitz commented on the fourth quarter, “Although it’s still early, November is off to a strong start. We are excited about our opportunities for the holiday selling season and the fourth quarter: our inventory position allows us to buy into current trends and ship fresh gift assortments continuously throughout the season; we are ready with great gift initiatives; our marketing campaigns will be seen by more people than ever before; and most of all, we are about amazing value in the form of fashion, quality, brand and price!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2012	FY2011	FY2012	FY2011
In the U.S.:
Marmaxx[4]	+4%	+1%	$3,790	$3,503
HomeGoods	+5%	+3%	$551	$480
International:
TJX Canada	-2%	+3%	$705	$667
TJX Europe	0%	-3%	$747	$672

TJX[5]	+3%	+1%	$5,793	$5,526

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Includes the former A.J. Wright segment, which had comparable store sales of -2% and net sales of $205 million in Q3FY11.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates, as there was in the third quarter.

The movement in foreign currency exchange rates had a 1 percentage point positive impact on consolidated net sales growth in the third quarter of Fiscal 2012. For the first nine months of Fiscal 2012, the movement of foreign currency exchange rates had a 1 percentage point positive impact on consolidated net sales growth. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

There were no items impacting comparability in the third quarter of Fiscal 2012. However, the overall net impact of foreign currency exchange rates had a $.03 positive impact on third quarter earnings per share compared with a neutral impact last year.

For the first nine months of Fiscal 2012, certain items that impacted comparability to the prior year are detailed in the table below:

	First Nine Months
	FY2012	FY2011
Reported EPS	$2.63	$2.46
Impact of A.J. Wright Closing	.08	-
Store Conversion/Grand Re-Openings Costs	.03	-
Impact of Computer Intrusion(s) Provision Adjustment	-	(.01)
Adjusted EPS	$2.74	$2.45

The Fiscal 2012 costs associated with closing A.J. Wright stores, distribution centers and home office, and the sales, operating expenses and operating losses associated with those closures, which are recorded in the A.J. Wright segment, had a significant effect on the comparability of the first nine months of Fiscal 2012 to the prior year nine-month period. Additionally, the Fiscal 2012 first quarter costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners, which are recorded in the Marmaxx and HomeGoods segments, also impacted year-over-year comparability of the Fiscal 2012 nine-month period to the same period in the prior year.

On a reported basis, diluted earnings per share for the first nine months of Fiscal 2012 were $2.63 compared to $2.46 last year. Excluding the items above, adjusted diluted earnings per share in the first nine months of Fiscal 2012 were $2.74, a 12% increase over last year’s adjusted $2.45.

Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP, is available in the investor information section of the Company’s website, www.tjx.com.

Foreign currency exchange rates also impacted the comparability of earnings per share for the first nine months of Fiscal 2012 to the prior year’s first nine months. The overall net impact of foreign currency exchange rates was a $.03 per share positive impact on earnings per share in the first nine months of Fiscal 2012, compared with a $.01 per share negative impact last year.

Margins

For the third quarter of Fiscal 2012, the Company’s consolidated pretax profit margin from continuing operations was 11.5%, up 0.7 percentage points compared to the prior year. The impact of mark-to-market adjustments on the Company’s inventory-related hedges contributed 0.2 percentage points to this increase.

The gross profit margin for the third quarter of Fiscal 2012 was 28.1%, 0.6 percentage points above the prior year. The increase is primarily attributed to buying and occupancy leverage as well as the 0.2 percentage point positive impact from mark-to-market adjustments on the Company’s inventory-related hedges. Merchandise margins were essentially flat on top of significant increases cumulatively over the past three years.

Selling, general and administrative costs as a percent of sales were 16.5% in the third quarter, unchanged from the prior year.

Inventory

Total inventories as of October 29, 2011, were $3.7 billion, compared with $3.3 billion at the end of the third quarter of the prior year. Consolidated inventories on a per-store basis, including the distribution centers, at October 29, 2011, were up 14% versus being down 6% at the end of the third quarter last year. The increase continues to be primarily due to large quantities of available, branded, pack-away product, including merchandise acquired at the end of the summer season. It’s important to note that this increase is all in our distribution center inventories, as store inventories remain down versus last year on a per-store basis, and store turns continue to be faster than last year. Furthermore, the Company’s forward inventory purchase commitments are significantly lower than at this time last year. As a result, the Company enters the fourth quarter with very liquid inventory levels, positioning it well to take advantage of the excellent buying opportunities in the marketplace. The Company expects total inventories on a per-store basis at year end to be up in the low- to mid-single-digit percentages compared with the prior year, although this will ultimately depend upon the level of pack-away at that time.

Share Repurchases

During the third quarter, the Company spent a total of $295 million in repurchases of TJX stock, retiring 5.5 million shares. For the first nine months of Fiscal 2012, the Company has spent a total of $968 million in repurchases of TJX stock, retiring 18.6 million shares, and continues to expect to repurchase approximately $1.2 billion of TJX stock in Fiscal 2012. The Company may adjust the amount of this spending up or down depending on various factors.

Full Year and Fourth Quarter Fiscal 2012 Outlook

For the full year Fiscal 2012, on a GAAP basis, the Company now expects earnings per share to be in the range of $3.82 to $3.86, compared with $3.30 in earnings per share from continuing operations in Fiscal 2011. On an adjusted basis, excluding the items below, diluted earnings per share for the full year are expected to be in the range of $3.93 to $3.97, which represents a 13% to 14% increase over the prior year’s adjusted earnings per share from continuing operations of $3.49. This outlook is now based upon consolidated comparable store sales growth of approximately 3%.

	Full Year
	FY2012E	FY2011
EPS from continuing operations	$3.82 - $3.86	$3.30
Impact of Computer Intrusion(s) Provision Adjustment	-	(.02)
Impact of A.J. Wright Closing*	.08	.21
Store Conversion/Grand Re-Openings Costs	.03	-
Adjusted EPS from continuing operations	$3.93 - $3.97	$3.49

*The impact of the A.J. Wright closing differs in the full year and fourth quarter of FY11 due to rounding.

Full Year and Fourth Quarter Fiscal 2012 Outlook, continued

For the fourth quarter of Fiscal 2012, on a GAAP basis, the Company continues to expect earnings per share to be in the range of $1.19 to $1.23, compared with $.83 in diluted earnings per share from continuing operations last year. This expected range represents a 13% to 17% increase over the prior year’s adjusted diluted earnings per share from continuing operations of $1.05, excluding the impact of the A.J. Wright consolidation in the fourth quarter of Fiscal 2011.

	Fourth Quarter
	FY2012E	FY2011
EPS from continuing operations	$1.19-$1.23	$.83
Impact of A.J. Wright Closing*	-	$.22
Adjusted EPS from continuing operations	$1.19-$1.23	$1.05

*The impact of the A.J. Wright closing differs in the full year and fourth quarter of FY11 due to rounding.

While this outlook for earnings per share is unchanged from prior guidance, the Company has increased its comparable store sales outlook from its previous range of 1% to 2% to a range of 2% to 3%. The Company expects the benefit to earnings per share from the higher expected comparable store sales to be offset by an expected higher tax rate, as well as expected unfavorable foreign currency exchange rates, compared to its original guidance.

The Company’s earnings guidance assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting former A.J. Wright stores to other banners (including grand re-opening costs) on Fiscal 2012 guidance is available in the investor information section of the Company’s website, www.tjx.com. Such information includes reconciliations to guidance for financial information in accordance with GAAP.

Stores by Concept

During the third quarter ended October 29, 2011, the Company increased its store count by a net of 52 stores. The Company increased square footage by 1% over the same period last year.

	Store Locations		Gross Square Feet*
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	963	980	28.3	28.7
Marshalls	875	884	27.3	27.5
HomeGoods	366	375	9.1	9.4
TJX Canada:
Winners	216	218	6.3	6.4
HomeSense	82	85	2.0	2.0
Marshalls	5	6	0.2	0.2
TJX Europe:
T.K. Maxx	322	333	10.3	10.5
HomeSense	24	24	0.5	0.5

TJX	2,853	2,905	83.9	85.3

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 980 T.J. Maxx, 884 Marshalls, and 375 HomeGoods stores in the United States; 215 Winners, 85 HomeSense, 6 Marshalls, and 3 STYLESENSE stores in Canada; and 333 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2012 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2012 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 22, 2011 or at www.tjx.com.

November 2011 Sales Recorded Call

Additionally, the Company expects to release its November 2011 sales results on Thursday, December 1, 2011, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s November sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, December 8, 2011.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; market, geographic and category expansion; customer trends and preferences; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; commodity prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010

Net sales	$5,793,128	$5,525,847	$16,481,697	$15,610,467

Cost of sales, including buying and occupancy costs	4,166,587	4,006,404	11,969,880	11,374,288
Selling, general and administrative expenses	954,238	912,808	2,832,405	2,587,972
Provision (credit) for Computer Intrusion related costs	-	-	-	(11,550)
Interest expense, net	8,551	9,518	26,577	29,992

Income before provision for income taxes	663,752	597,117	1,652,835	1,629,765
Provision for income taxes	257,265	224,808	632,059	621,038

Net income	$406,487	$372,309	$1,020,776	$1,008,727

Diluted earnings per share:	$1.06	$0.92	$2.63	$2.46

Cash dividends declared per share	$0.19	$0.15	$0.57	$0.45

Weighted average common shares – diluted (in thousands)	383,026	403,040	388,489	409,284

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	October 29, 2011	October 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$956.9	$1,339.1
Short-term investments	71.7	130.0
Accounts receivable and other current assets	602.3	519.7
Current deferred income taxes, net	81.2	34.9
Merchandise inventories	3,706.0	3,273.0

Total current assets	5,418.1	5,296.7

Property and capital leases, net of depreciation	2,708.3	2,481.9
Other assets	224.6	223.6
Goodwill and tradename, net of amortization	180.0	179.9

TOTAL ASSETS	$8,531.0	$8,182.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,048.4	$1,974.3
Accrued expenses and other current liabilities	1,331.1	1,255.7

Total current liabilities	3,379.5	3,230.0

Other long-term liabilities	731.3	760.6
Non-current deferred income taxes, net	462.4	307.8
Long-term debt	774.5	774.4

Shareholders’ equity	3,183.3	3,109.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,531.0	$8,182.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,020.8	$1,008.7
Depreciation and amortization	356.9	341.1
Deferred income tax provision	197.3	142.6
Share-based compensation	49.8	44.9
(Increase) in accounts receivable and other assets	(142.5)	(85.5)
(Increase) in merchandise inventories	(931.5)	(719.7)
Increase in accounts payable	358.9	454.7
(Decrease) in accrued expenses and other liabilities	(46.7)	(81.0)
Other	(32.2)	(6.6)

Net cash provided by operating activities	830.8	1,099.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(661.4)	(540.4)
Purchases of short-term investments	(112.8)	(102.9)
Sales and maturities of short-term investments	117.7	108.8
Other	11.4	0.8
Net cash (used in) investing activities	(645.1)	(533.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(974.8)	(845.5)
Proceeds from sale and issuance of common stock	168.0	141.9
Cash dividends paid	(203.5)	(170.0)
Other	29.7	18.5
Net cash (used in) financing activities	(980.6)	(855.1)

Effect of exchange rate changes on cash	10.0	14.1

Net (decrease) in cash and cash equivalents	(784.9)	(275.5)
Cash and cash equivalents at beginning of year	1,741.8	1,614.6

Cash and cash equivalents at end of period	$956.9	$1,339.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales:
U.S. segments:
Marmaxx	$3,790,340	$3,502,670	$10,969,135	$10,090,083
HomeGoods	551,066	479,859	1,569,658	1,392,603
A.J. Wright	-	204,824	9,229	609,422
International segments:
TJX Canada	705,061	666,799	1,934,821	1,803,244
TJX Europe	746,661	671,695	1,998,854	1,715,115
Total net sales	$5,793,128	$5,225,847	$16,481,697	$15,610,467

Segment profit (loss):
U.S. segments:
Marmaxx	$501,559	$453,720	$1,471,462	$1,338,455
HomeGoods	63,128	44,545	146,059	120,314
A.J. Wright	-	(1,183)	(49,291)	10,615
International segments:
TJX Canada	125,936	113,844	254,328	249,925
TJX Europe	42,391	41,214	18,398	49,178
Total segment profit	733,014	652,140	1,840,956	1,768,487

General corporate expenses	60,711	45,505	161,544	120,280
Provision (credit) for Computer Intrusion related costs	-	-	-	(11,550)
Interest expense, net	8,551	9,518	26,577	29,992
Income before provision for income taxes	$663,752	$597,117	$1,652,835	$1,629,765

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended October 29, 2011, TJX repurchased 5.5 million shares of its common stock at a cost of $295 million. For the nine months ended October 29, 2011, TJX repurchased 18.6 million shares of its common stock at a cost of $968 million. In June 2011, TJX completed the $1 billion stock repurchase program authorized in February 2010 under which TJX repurchased 20.6 million shares of common stock and began repurchasing its stock under the repurchase program approved by TJX’s Board of Directors in February 2011. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. TJX commenced the liquidation process in the fiscal 2011 fourth quarter and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011. Because of the timing of the store closings the remainder of the closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 includes costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods year to date segment results.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323